Exhibit 99.1

GETTY REALTY CORP. ANNOUNCES

PRELIMINARY FINANCIAL RESULTS FOR THE QUARTER

ENDED MARCH 31, 2010

JERICHO, NY, May 6, 2010 --- Getty Realty Corp. (NYSE-GTY) (“Getty” or the “Company”) today reported its preliminary financial results for the quarter ended March 31, 2010.

Net earnings increased by $2.0 million to $11.9 million for the quarter ended March 31, 2010, as compared to $9.9 million for the quarter ended March 31, 2009. Earnings from continuing operations increased by $2.0 million to $11.6 million for the quarter ended March 31, 2010, as compared to $9.6 million for the quarter ended March 31, 2009. Earnings from discontinued operations, primarily comprised of gains on dispositions of real estate, were $0.3 million for each of the quarters ended March 31, 2010 and March 31, 2009.

The $2.0 million increase in net earnings for the quarter ended March 31, 2010, as compared to the respective prior year period, was principally due to increased rental income and a net reduction in operating expenses, partially offset by higher interest expense.

Funds from operations, or FFO, increased by $1.7 million to $14.0 million for the quarter ended March 31, 2010, as compared to $12.3 million for the quarter ended March 31, 2009. Adjusted funds from operations, or AFFO, increased by $1.3 million to $13.6 million for the quarter ended March 31, 2010, as compared to $12.3 million for the quarter ended March 31, 2009. Certain items, which are included in the change in net earnings, are excluded from the change in FFO and AFFO. The change in FFO for the quarter ended March 31, 2010 was primarily due to the changes in net earnings discussed above and further below but excludes the decrease in depreciation and amortization expense and the increase in gains on dispositions of real estate. The change in AFFO for the quarter ended March 31, 2010 also excludes non-cash adjustments recorded for deferred rental revenue due to the recognition of rental income on a straight-line basis over the current lease term, net amortization of above-market and below-market leases and recognition of rental income under a direct financing lease using the effective interest rate method which produces a constant periodic rate of return on the net investment in the leased property (the “Revenue Recognition Adjustments”) which cause the Company’s reported revenues from rental properties to vary from the amount of rent payments contractually due or received by the Company during the periods presented. FFO and AFFO are supplemental non-GAAP measures of the performance of real estate investment trusts and are defined and reconciled to net earnings in the financial tables at the end of this release.

Diluted net earnings per share increased by $0.08 per share to $0.48 per share for the quarter ended March 31, 2010, as compared to $0.40 per share for the quarter ended March 31, 2009. Diluted FFO per share increased by $0.07 per share to $0.56 per share for the quarter ended March 31, 2010, as compared to $0.49 per share for the quarter ended March 31, 2009. Diluted AFFO per share increased by $0.06 per share to $0.55 per share for the quarter ended March 31, 2010, as compared to $0.49 per share for the quarter ended March 31, 2009.

Revenues from rental properties included in continuing operations increased by $1.9 million to $22.5 million for the quarter ended March 31, 2010, as compared to $20.6 million for the quarter ended March 31, 2009. Rent received increased by $1.5 million to $22.1 million for the quarter ended March 31, 2010, as compared to $20.6 million for the prior year period. The increases in rent received were primarily due to rental income from the thirty-six properties acquired from White Oak Petroleum in September 2009 and, to a lesser extent, due to rent escalations, partially offset by the effect of dispositions of real estate and lease expirations. Rental revenue includes Revenue Recognition Adjustments which increased rental revenue by $0.4 million for the quarter ended March 31, 2010, and decreased rental revenue by an insignificant amount for the quarter ended March 31, 2009.

Rental property expenses included in continuing operations increased by $0.1 million to $3.2 million for the quarter ended March 31, 2010, as compared to $3.1 million for the quarter ended March 31, 2009. The increase in rental property expenses was principally due to higher rent expense recognized as a result of recording $0.3 million attributable to settlement of a landlord’s claim for additional rent, partially offset by third party lease expirations when compared to the prior year period.

Environmental expenses, net of estimated recoveries from underground storage tank funds included in continuing operations for the quarter ended March 31, 2010 decreased by $0.9 million to $1.6 million, as compared to $2.5 million for the quarter ended March 31, 2009. The decrease in net environmental expenses for the quarter ended March 31, 2010 was primarily due to lower litigation loss reserves and legal fees which decreased by an aggregate $0.6 million to $0.4 million for the quarter ended March 31, 2010 as compared to $1.0 million for the quarter ended March 31, 2009 and a lower provision for estimated environmental remediation costs which decreased by $0.4 million to $0.9 million for the quarter ended March 31, 2010 as compared to $1.3 million recorded for the quarter ended March 31, 2009. Environmental expenses vary from period to period and, accordingly, undue reliance should not be placed on the magnitude or the direction of change in reported environmental expenses for one period as compared to prior periods.

General and administrative expenses increased by $0.5 million to $2.3 million for the quarter ended March 31, 2010, as compared to $1.8 million for the quarter ended March 31, 2009. General and administrative expenses increased due to higher employee compensation and benefit expenses, allowance for doubtful accounts and professional fees.

Interest expense increased by $0.3 million to $1.5 million for the quarter ended March 31, 2010, as compared to $1.2 million for the prior year period. The increase in interest expense was principally due to an increase in average borrowings outstanding during the quarter ended March 31, 2010 related to the acquisition of properties from White Oak Petroleum in September 2009.

Leo Liebowitz, the Company’s Chairman and Chief Executive Officer commented, “The increase in our earnings for the first quarter is largely attributable to the positive contribution realized from the acquisition of properties from White Oak Petroleum in September 2009, which was funded with floating rate debt. Our intention is to pursue additional accretive property acquisitions while at the same time maintaining a conservative balance sheet by limiting debt.”

Getty Realty Corp.’s First Quarter Earnings Conference Call is scheduled for tomorrow, Friday, May 7, 2010 at 9:00 a.m. Eastern Time. To participate in the conference call, please dial (719) 325-2383 ten minutes before the scheduled start time and reference pass code 6968142. If you cannot participate in the live event, a replay will be available on May 7, 2010 beginning at 12:00 noon through midnight, May 9, 2010. To access the replay, please dial (719) 457-0820 and reference pass code 6968142.

Getty Realty Corp. is the largest publicly-traded real estate investment trust in the United States specializing in ownership and leasing of convenience store/gas station properties and petroleum distribution terminals. The Company owns and leases approximately 1,065 properties nationwide.

CERTAIN STATEMENTS IN THIS CURRENT REPORT ON FORM 8-K MAY CONSTITUTE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. WHEN THE WORDS “BELIEVES,” “EXPECTS,” “PLANS,” “PROJECTS,” “ESTIMATES” AND SIMILAR EXPRESSIONS ARE USED, THEY IDENTIFY FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON MANAGEMENT’S CURRENT BELIEFS AND ASSUMPTIONS AND INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. EXAMPLES OF FORWARD-LOOKING STATEMENTS IN THIS CURRENT REPORT ON FORM 8-K INCLUDE THE STATEMENT OF THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER RELATING TO THE COMPANY’S INTENTION TO PURSUE ADDITIONAL ACCRETIVE PROPERTY ACQUISITIONS WHILE AT THE SAME TIME MAINTAINING A CONSERVATIVE BALANCE SHEET BY LIMITING DEBT. INFORMATION CONCERNING FACTORS THAT COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS CAN BE FOUND IN OUR PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE UNDERTAKE NO OBLIGATION TO PUBLICLY RELEASE REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT FUTURE EVENTS OR CIRCUMSTANCES OR REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

-more-

GETTY REALTY CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	March 31,	December 31,
	2010	2009
Assets:

Real Estate:
Land	$252,669	$252,083
Buildings and improvements	251,990	251,791
	504,659	503,874
Less – accumulated depreciation and amortization	(138,608)	(136,669)
Real estate, net	366,051	367,205

Net investment in direct financing lease	19,229	19,156
Deferred rent receivable (net of allowance of $9,136 as of March 31, 2010 and $9,389 as of December 31, 2009)	27,619	27,481
Cash and cash equivalents	3,141	3,050
Recoveries from state underground storage tank funds, net	4,205	3,882
Mortgages and accounts receivable, net	2,431	2,402
Prepaid expenses and other assets	8,816	9,696
Total assets	$431,492	$432,872

Liabilities and Shareholders' Equity:

Borrowings under credit line	$149,200	$151,200
Term loan	24,175	24,370
Environmental remediation costs	17,008	16,527
Dividends payable	11,783	11,805
Accounts payable and accrued expenses	21,163	21,301
Total liabilities	223,329	225,203
Commitments and contingencies	--	--
Shareholders' equity:
Common stock, par value $.01 per share; authorized
50,000,000 shares; issued 24,766,426 at March 31, 2010 and 24,766,376 at December 31, 2009	248	248
Paid-in capital	259,565	259,459
Dividends paid in excess of earnings	(48,960)	(49,045)
Accumulated other comprehensive loss	(2,690)	(2,993)
Total shareholders' equity	208,163	207,669
Total liabilities and shareholders' equity	$431,492	$432,872

GETTY REALTY CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended March 31,
	2010	2009

Revenues from rental properties	$22,470	$20,643

Operating expenses:
Rental property expenses	3,232	3,057
Environmental expenses, net	1,552	2,538
General and administrative expenses	2,338	1,838
Depreciation and amortization expense	2,394	2,520
Total operating expenses	9,516	9,953
Operating income, net	12,954	10,690

Other income, net	121	133
Interest expense	(1,494)	(1,195)
Earnings from continuing operations	11,581	9,628

Discontinued operations:
Earnings from operating activities	14	68
Gains from dispositions of real estate	310	232
Earnings from discontinued operations	324	300
Net earnings	$11,905	$9,928

Basic and diluted earnings per common share:
Earnings from continuing operations	$.47	$.39
Earnings from discontinued operations	$.01	$.01
Net earnings	$.48	$.40

Weighted-average shares outstanding:
Basic	24,766	24,766
Stock options and restricted stock units	3	-
Diluted	24,769	24,766

Dividends declared per share	$.475	$.470

GETTY REALTY CORP. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO
FUNDS FROM OPERATIONS AND
ADJUSTED FUNDS FROM OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended March 31,
	2010	2009
Net earnings	$11,905	$9,928

Depreciation and amortization of real estate assets	2,395	2,593
Gains from dispositions of real estate	(310)	(269)
Funds from operations	13,990	12,252
Revenue recognition adjustments	(384)	(2)
Adjusted funds from operations	$13,606	$12,250

Diluted per share amounts:
Earnings per share	$.48	$.40
Funds from operations per share	$.56	$.49
Adjusted funds from operations per share	$.55	$.49

Diluted weighted average shares outstanding	24,769	24,766

In addition to measurements defined by accounting principles generally accepted in the United States of America (“GAAP”), Getty also focuses on funds from operations (“FFO”) and adjusted funds from operations (“AFFO”) to measure its performance. FFO is generally considered to be an appropriate supplemental non-GAAP measure of the performance of REITs. FFO is defined by the National Association of Real Estate Investment Trusts as net earnings before depreciation and amortization of real estate assets, gains or losses on dispositions of real estate, (including such non-FFO items reported in discontinued operations) extraordinary items and cumulative effect of accounting change. Other REITs may use definitions of FFO and/or AFFO that are different than Getty’s and, accordingly, may not be comparable.

Getty believes that FFO and AFFO are helpful to investors in measuring its performance because both FFO and AFFO exclude various items included in GAAP net earnings that do not relate to, or are not indicative of, Getty’s fundamental operating performance. FFO excludes various items such as gains or losses from property dispositions and depreciation and amortization of real estate assets. In Getty’s case, however, GAAP net earnings and FFO typically include the impact of deferred rental revenue (straight-line rental revenue), the net amortization of above-market and below-market leases and income recognized from direct financing leases on its recognition of revenues from rental properties (collectively the “Revenue Recognition Adjustments”), as offset by the impact of related collection reserves. GAAP net earnings and FFO from time to time may also include impairment charges and/or income tax benefits. Deferred rental revenue results primarily from fixed rental increases scheduled under certain leases with its tenants. In accordance with GAAP, the aggregate minimum rent due over the current term of these leases are recognized on a straight-line (or an average) basis rather than when payment is contractually due. The present value of the difference between the fair market rent and the contractual rent for in-place leases at the time properties are acquired is amortized into revenue from rental properties over the remaining lives of the in-place leases. Income from direct financing leases is recognized over the lease term using the effective interest method which produces a constant periodic rate of return on the net investment in the leased property. Impairment of long-lived assets represents charges taken to write-down real estate assets to fair value estimated when events or changes in circumstances indicate that the carrying amount of the property may not be recoverable. In prior periods, income tax benefits have been recognized due to the elimination of, or a net reduction in, amounts accrued for uncertain tax positions related to being taxed as a C-corp., rather than as a REIT, prior to 2001.

Getty pays particular attention to AFFO, a supplemental non-GAAP performance measure that Getty defines as FFO less Revenue Recognition Adjustments, impairment charges and income tax benefit. In Getty’s view, AFFO provides a more accurate depiction than FFO of Getty’s fundamental operating performance related to (i) the impact of scheduled rent increases from operating leases; (ii) rental revenue from acquired in-place leases; (iii) the impact of rent due from direct financing leases, (iv) Getty’s rental operating expenses (exclusive of impairment charges); and (v) Getty’s election to be treated as a REIT under the federal income tax laws beginning in 2001. Neither FFO nor AFFO represent cash generated from operating activities calculated in accordance with GAAP and therefore these measures should not be considered an alternative for GAAP net earnings or as a measure of liquidity.

Contact	Thomas J. Stirnweis

(516) 478-5403